Exhibit 99.1

Artemis Shareholders’ Class Action Lawsuit Settlement

FOR IMMEDIATE RELEASE	PRESS RELEASE

CONTACT:

Robert Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949.660.7100 x208

robert.stefanovich @us.asic.com

Cecilia Dinh

Paralegal

Artemis International Solutions Corporation

949.660.7100 x426

cecilia.dinh@us.aisc.com

ARTEMIS SETTLES SHAREHOLDER LAWSUIT

NEWPORT BEACH, CA – June 18, 2003 - Artemis International Solutions Corporation (OTCBB: AMSI), one of the leading providers of enterprise project and portfolio management software solutions, today announced it has signed an agreement for the settlement and release of all claims against Artemis and certain officers and directors and the underwriters in the consolidated, amended class action complaint entitled “In re: Opus360 Corp. Securities Litigation”, filed April 6, 2001.  The class action lawsuit became a contingent liability for the Company as part of the acquisition of the Opus360 Corporation completed in November 2001. The complaint was filed against Opus 360 in connection with its initial public offering in April 2000.

“We are pleased to see this potential liability put behind us with no adverse effect to the Company,” commented Mike Rusert, President & CEO of Artemis International.

The settlement is subject to approval by the United States District Court for the Southern District of New York.  The Company’s insurer will cover substantially all of the $550,000 in total settlement costs.  The class action suit was initially dismissed by the District Court, but plaintiffs were given permission to re-file an amended complaint.  The settlement is in no event construed or deemed to be evidence of or an admission or concession on the part of the Company or any individually named defendant officers and directors with respect to any claim of any fault or liability or wrongdoing or damage whatsoever.

About Artemis International Solutions Corporation

Artemis International Solutions Corporation is one of the world’s leading providers of enterprise project and portfolio management software solutions for all levels of the enterprise. Artemis’ solutions are supported by industry-leading consulting services and an international distribution network of 40 offices in 27 countries. Artemis has over 500,000 users around the world, and services key vertical markets such as Aerospace and Defense, Energy, Telecommunications, High Technology, Pharmaceutical, Government, Automotive and Financial Services. The common stock of the company trades under the symbol “AMSI” on the OTCBB.  For more information, visit www.aisc.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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